Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
BIOLASE Technology, Inc.
Irvine, CA
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-144095, 33-54876, 33-73300, 333-09093, 333-112173 and 333-130677) and Form S-3 (No. 333-141417) of BIOLASE Technology, Inc. of our reports dated March 14, 2008, relating to the consolidated financial statements and consolidated financial statement schedule and the effectiveness of BIOLASE Technology, Inc.’s internal control over financial reporting, which appears in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007.
/s/ BDO Seidman, LLP
BDO Seidman, LLP
Costa Mesa, CA
March 14, 2008